Exhibit 99.1

Contact:

Investors	Media
Eugenia Shen	Bob Purcell
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 506-6570	(415) 506-3267

For Immediate Release:

BioMarin Announces Second Quarter 2011 Financial Results

Strong Commercial Performance Drives 20% Year Over Year Growth in Total Revenue

Conference Call and Webcast to Be Held Today at 5:00 p.m. ET

Financial Highlights ($ in millions, except per share data, unaudited)

Item	Q2 2011	Q2 2010 Comparison
Total BioMarin Revenue	$110.6	20.2% increase
Total Net Product Revenue	$109.6	21.0% increase
Naglazyme Net Product Revenue	$60.3	27.5% increase
Aldurazyme BioMarin Net Product Revenue*	$17.3	$17.5
Kuvan Net Product Revenue	$28.8	16.6% increase
Firdapse Net Product Revenue	$3.2	$1.1
GAAP Net Income (Loss)	$(5.1)	$(0.5)
GAAP Net Income (Loss) per share	$(0.05) (basic and diluted)	$(0.00) (basic), $(0.01) (diluted)
Non-GAAP Adjusted EBITDA	$13.9	$17.5
Non-GAAP Adjusted EBITDA per share	$0.13 (basic), $0.12 (diluted)	$0.17 (basic), $0.15 (diluted)

*	Net product transfer revenue had no impact on net Aldurazyme revenue to BioMarin in the second quarter of 2011 and a negative $0.2 million impact on net Aldurazyme revenue to BioMarin in the second quarter of 2010.

Novato, Calif., July 28, 2011 – BioMarin Pharmaceutical Inc. (Nasdaq: BMRN) today announced financial results for the second quarter of 2011. GAAP net loss was $5.1 million ($0.05 per diluted share) for the second quarter of 2011, compared to GAAP net loss of $0.5 million ($0.01 per diluted share) for the second quarter of 2010. Non-GAAP adjusted EBITDA was $13.9 million ($0.12 per diluted share) for the second quarter of 2011, compared to non-GAAP adjusted EBITDA of $17.5 million ($0.15 per diluted share) for the second quarter of 2010. Non-GAAP adjusted EBITDA excludes depreciation and amortization, contingent consideration expense, interest income and expense, income taxes, stock compensation expense and material non-recurring items. The reconciliation of the non-GAAP measures to the comparable GAAP measure is detailed in the table provided near the end of the press release.

GAAP net loss for the six months ended June 30, 2011 was $9.4 million ($0.09 per diluted share), compared to GAAP net income of $0.7 million ($0.01 per diluted share) for the six months ended June 30, 2010. Non-GAAP adjusted EBITDA was $32.9 million ($0.28 per diluted share) for the six months ended June 30, 2011, compared to non-GAAP adjusted EBITDA of $32.9 million ($0.30 per diluted share) for the six months ended June 30, 2010.

As of June 30, 2011, BioMarin had cash, cash equivalents and short and long-term investments totaling $412.1 million, as compared to $394.0 million at the end of March 31, 2011.

“We are very pleased with our performance in the first half of 2011,” said Jean-Jacques Bienaimé, Chief Executive Officer of BioMarin. “Our commercial portfolio has been growing steadily, and our pipeline has advanced significantly. We look forward to many clinical milestones over the next 18 months.”

Net Product Revenue (in millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2011	2010	$ Change	% Change	2011	2010	$ Change	% Change
Naglazyme (1)	$60.3	$47.3	$13.0	27.5%	$120.9	$95.9	$25.0	26.1%
Kuvan (2)	28.8	24.7	4.1	16.6%	55.5	45.9	9.6	20.9%
Firdapse (3)	3.2	1.1	2.1	190.9%	6.3	1.2	5.1	100%+

(1)	Changes in foreign currency rates, net of hedges, had a $1.1 million and $1.2 million positive impact on Naglazyme sales in the three months and six months ended June 30, 2011, respectively. Naglazyme revenues experience quarterly fluctuations due to the timing of government ordering patterns in certain countries.
(2)	The quantity of commercial tablets dispensed to patients in the U.S., increased 16.2 percent in the second quarter of 2011 compared to the second quarter of 2010 and increased 9.1 percent in the second quarter of 2011 compared to the first quarter of 2011.
(3)	A product for the treatment of Lambert Eaton Myasthenic Syndrome (LEMS) which was launched in the EU in April 2010.

	Three Months Ended June 30,				Six Months Ended June 30,
	2011	2010	$ Change	% Change	2011	2010	$ Change	% Change

Aldurazyme revenue reported by Genzyme (4)	$44.5	$43.7	$0.8	1.8%	$87.2	$83.5	$3.7	4.4%

Royalties due from Genzyme	17.3	17.7	(0.4)		34.0	33.7	0.3
Incremental (previously recognized)	—	(0.2)	0.2		2.0	(2.0)	4.0

Total Aldurazyme net product revenues (5)	$17.3	$17.5	$(0.2)		$36.0	$31.7	$4.3

(4)	Changes in foreign currency rates caused an increase to Aldurazyme sales by Genzyme of $3.1 million in the three months ended June 30, 2011 and an increase to Aldurazyme sales by Genzyme of $3.5 million for the six months ended June 30, 2011.
(5)	To the extent units shipped to third party customers by Genzyme exceeded BioMarin inventory transfers to Genzyme, BioMarin will record a decrease in net product revenue from the royalty payable to BioMarin for the amount of previously recognized product transfer revenue. If BioMarin inventory transfers exceed units shipped to third party customers by Genzyme, BioMarin will record incremental net product transfer revenue for the period.

2011 Guidance

Revenue Guidance ($ in millions)

Item	2011 Guidance	Previous 2011 Guidance
Total BioMarin Revenues	$436 to $465	$422 to $452
Total Net Product Revenues	$429 to $458	$416 to $446
Naglazyme Net Product Revenue	$225 to $240	$211 to $225
Kuvan Net Product Revenue	Unchanged	$112 to $120
Aldurazyme Net Product Revenue to BioMarin	Unchanged	$79 to $83
Firdapse Net Product Revenue	$13 to $15	$14 to $18

Selected Income Statement Guidance ($ in millions)
Item	2011 Guidance	Previous 2011 Guidance
Cost of Sales (% of Total Revenue)	Unchanged	18% to 20%
Selling, General and Admin. Expense	Unchanged	$164 to $174
Research and Development Expense	$200 to $205	$195 to $205
Amortization and Contingent Consideration	$2	$15
Interest Income	Unchanged	$3
Income Tax Expense (Benefit)	$14	$15
GAAP Net Income (Loss)	$(43) to $(33)	$(52) to $(42)
Stock Compensation Expense	$45	$43
Non-GAAP Adjusted EBITDA	$49 to $59	$51 to $61

Anticipated Upcoming Milestones

3Q 2011/4Q 2011: Top-line results for Phase II trial for PEG-PAL, including daily dosing and formulation studies

1Q 2012/2Q 2012: Initiation of Phase III trial for PEG-PAL

1Q 2012: Initiation of Phase I trial for BMN-111 for Achondroplasia

2H 2012: Top-line results for Phase III trial for GALNS for MPS IVA

2H 2012: Top-line results for PKU-016 Kuvan neurocognitive study

2H 2012: Top-line results for Phase I/II trial for BMN-701 for Pompe disease

4Q 2012/1Q 2013: Market authorization application filings for GALNS for MPS IVA

1Q 2013-3Q 2013: 510k clearance and commercial availability of the handheld blood Phe monitor for PKU

Research and Development Programs

BioMarin continues to make significant investments in research and development to ensure persistent growth of the company. The current pipeline includes programs in various stages of development that are focused on treating a range of serious unmet medical needs.

Advanced Clinical Programs

•

GALNS for MPS IVA: BioMarin is enrolling patients in the randomized, double-blind, placebo-controlled Phase III study with primary endpoint of six-minute walk distance, 24 weeks in treatment duration and treatment doses of two mg/kg/week and two mg/kg/every other week. The company expects to enroll approximately 160 patients across 40 centers worldwide and to report top-line results in the second half of 2012.

•

Kuvan Outcomes Study: PKU-016, a randomized, placebo-controlled, 13-week Kuvan outcomes study is ongoing. Endpoints include clinically validated measures of neuropsychiatric symptoms and if successful, may enable a label amendment. The company expects to report top-line results in the second half of 2012.

•

Hand-Held Blood Phe Monitor: Several programs are underway to expand and protect the market and to improve the ability of healthcare providers and patients to better manage PKU. Regulatory clearance and commercial availability of the handheld blood Phe monitor are expected between the first quarter of 2013 and the third quarter of 2013.

•	Firdapse: BioMarin initiated a Phase III trial for LEMS in the U.S. in the second quarter of 2011.

Mid-Stage Clinical Programs

•

PEG-PAL for PKU: Top-line results for the Phase II study, including a formulation study and the ongoing daily dosing study are expected in the third or fourth quarter of 2011. The company expects to initiate a Phase III trial in the first or second quarter of 2012.

Early-Stage Clinical Programs

•

BMN-701 for Pompe Disease: BioMarin initiated a Phase I/II trial in Pompe patients in the first quarter of 2011. The trial is an open-label study to evaluate the safety, tolerability, pharmacokinetics, pharmacodynamic and clinical activity of BMN-701 administered as an intravenous infusion every two weeks at doses of 5 mg/kg, 10 mg/kg and 20 mg/kg. The company expects to enroll up to 30 patients between the ages of 13 and 65 years old with late-onset Pompe disease for a treatment period of 24 weeks. The primary objective of the study is to establish the maximum tolerated dose of every other week administration of BMN-701 and to treat an expanded cohort of patients at the maximum tolerated dose. The company has cleared a safety review after dosing the 5 mg/kg cohort and has authorization to start enrolling patients at 10 mg/kg. Top-line results are expected in the second half of 2012.

•

BMN-673 (PARP inhibitor): BioMarin has two ongoing trials for BMN-673. In the first quarter of 2011, the company initiated a Phase I/II open-label trial of once daily, orally administered BMN-673 for advanced or recurrent solid tumors. In July 2011, the company initiated a Phase I, two-arm, open-label, dose escalation study for BMN-673 for the treatment of patients with advanced hematological malignancies. The primary objective of the studies is to establish the maximum tolerated dose of daily oral BMN-673 and to obtain preliminary efficacy data in an expanded cohort of patients with genetically-defined tumors.

Preclinical Programs

•

BMN-111 for Achondroplasia: Regulatory interactions are underway, and BioMarin expects to initiate a Phase I trial by the first quarter of 2012. BMN-111 is an analog of C-type Natriuretic Peptide (CNP), a small cyclic peptide that is a positive regulator of bone growth, for achondroplasia, the most common form of dwarfism. There are approximately 18,000 to 24,000 patients in the U.S. and Europe, an estimated 25 percent of which could be candidates for treatment with a product like BMN-111.

•	Other early stage programs: BioMarin is working on multiple early development opportunities.

Non-GAAP Financial Information and Reconciliation

The above results for the three and six months ended June 30, 2011 and June 30, 2010 and financial guidance for the year ending December 31, 2011 are presented both as determined in accordance with GAAP and on a non-GAAP basis. As used in this release, non-GAAP income is based on GAAP Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) adjusted to exclude non-cash stock compensation expense, contingent consideration expense and certain nonrecurring material items (adjusted EBITDA).

The following tables detail the reconciliation of non-GAAP to GAAP financial metrics:

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted EBITDA

(in millions)

(unaudited)

		Three Months Ended June 30,		Six Months Ended June 30,		Year Ending December 31, 2011 Guidance
	NOTES	2011	2010	2011	2010
GAAP Net Income (Loss)		$(5.1)	$(0.5)	$(9.4)	$0.7	$(43) -$(33)
Interest expense, net		1.3	1.6	2.6	2.8	6
Income tax expense		3.9	1.1	8.7	1.7	14
Depreciation		6.3	4.4	12.7	8.4	25
Amortization		1.0	0.9	1.9	1.0	4

EBITDA		7.4	7.5	16.5	14.6	6 - 16
Stock-based compensation		10.6	9.2	21.0	17.7	45
Gain on sale of equity investments		—	—	—	(0.9)	—
Contingent consideration	(1)	(4.1)	0.8	(4.6)	1.5	(2)

Adjusted EBITDA		$13.9	$17.5	$32.9	$32.9	$49 - $59

(1)	Represents the changes in the fair value of contingent acquisition consideration payable for the period.

BioMarin believes that this non-GAAP information is useful to investors, taken in conjunction with BioMarin’s GAAP information because it provides additional information regarding the performance of BioMarin’s core ongoing business, Naglazyme, Kuvan, Aldurazyme and Firdapse and development of its pipeline. By providing information about both the overall GAAP financial performance and the non-GAAP measures that focus on continuing operations, the company believes that the additional information enhances investors’ overall understanding of the company’s business and prospects for the future. Further, the company uses both the GAAP and the non-GAAP results and expectations internally for its operating, budgeting and financial planning purposes and uses the adjusted EBITDA methodology in establishing corporate goals for internal compensation programs.

Diluted Earnings Per Share Calculation

The calculation of GAAP diluted earnings per share for both the three and six months ended June 30, 2011 and 2010 excludes 19.1 million and 26.3 million shares, respectively, related to the outstanding convertible debt as their impact is considered antidilutive. Additionally, all other potentially issuable shares were considered antidilutive under the Treasury method, including stock options, restricted stock, potential future ESPP shares and shares in the Nonqualified Deferred Compensation Plan.

The calculation of non-GAAP adjusted EBITDA earnings per share for the three and six months ended June 30, 2011 excludes 172,000 shares related to common stock issued to the Nonqualified Deferred Compensation Plan, and 3.2 million shares related to a portion of the outstanding convertible debt for just the three months ended June 30, 2011 as their impact is considered antidilutive. No potentially dilutive shares were excluded in the calculation of the non-GAAP adjusted EBITDA earnings per share for the three and six months ended June 30, 2010.

Conference Call Details

BioMarin will host a conference call and webcast to discuss second quarter 2011 financial results today, Thursday, July 28, at 5:00 p.m. ET. This event can be accessed on the investor section of the BioMarin website at www.BMRN.com.

Date: July 28, 2011

Time: 5:00 p.m. ET

U.S. / Canada Dial-in Number: 866.761.0748

International Dial-in Number: 617.614.2706

Participant Code: 79527137

Replay Dial-in Number: 888.286.8010

Replay International Dial-in Number: 617.801.6888

Replay Code: 97774602

About BioMarin

BioMarin develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. The company's product portfolio comprises four approved products and multiple clinical and pre-clinical product candidates. Approved products include Naglazyme® (galsulfase) for mucopolysaccharidosis VI (MPS VI), a product wholly developed and commercialized by BioMarin; Aldurazyme® (laronidase) for mucopolysaccharidosis I (MPS I), a product which BioMarin developed through a 50/50 joint venture with Genzyme Corporation; Kuvan® (sapropterin dihydrochloride) Tablets, for phenylketonuria (PKU), developed in partnership with Merck Serono, a division of Merck KGaA of Darmstadt, Germany; and Firdapse™ (amifampridine), which has been approved by the European Commission for the treatment of Lambert Eaton Myasthenic Syndrome (LEMS). Product candidates include GALNS (N-acetylgalactosamine 6-sulfatase), which is currently in Phase III clinical development for the treatment of MPS IVA, amifampridine phosphate (3,4-diaminopyridine phosphate), which is currently in Phase III clinical development for the treatment of LEMS in the U.S., PEG-PAL (PEGylated recombinant phenylalanine ammonia lyase), which is currently in Phase II clinical development for the treatment of PKU, BMN 701, a novel fusion protein of insulin-like growth factor 2 and acid alpha glucosidase (IGF2-GAA), which is currently in Phase I/II clinical development for the treatment of Pompe disease, and BMN 673, a poly ADP-ribose polymerase (PARP) inhibitor, which is currently in Phase I/II clinical development for the treatment of genetically-defined cancers. For additional information, please visit www.BMRN.com. Information on BioMarin's website is not incorporated by reference into this press release.

Forward-Looking Statement

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, including, without limitation, statements about: the expectations of revenue and sales related to Naglazyme, Kuvan, Firdapse, and Aldurazyme; the financial performance of the BioMarin as a whole; the timing of BioMarin's clinical trials of GALNS, Firdapse, PEG-PAL, BMN-673 , BMN-701 and other product candidates; the continued clinical development and commercialization of Aldurazyme, Naglazyme, Kuvan, Firdapse, and its product candidates; and actions by regulatory authorities. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: our success in the continued commercialization of Naglazyme, Kuvan, and Firdapse; Genzyme Corporation's success in continuing the commercialization of Aldurazyme; results and timing of current and planned preclinical studies and clinical trials, particularly with respect to GALNS, Firdapse, PEG-PAL, BMN 673 and BMN 701; our ability to successfully manufacture our products and product candidates; the content and timing of decisions by the U.S. Food and Drug Administration, the European Commission and other regulatory authorities concerning each of the described products and product candidates; the market for each of these products and particularly Aldurazyme, Naglazyme, Kuvan and Firdapse; actual sales of Aldurazyme, Naglazyme Kuvan and Firdapse; Merck Serono's activities related to Kuvan; and those factors detailed in BioMarin's filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption "Risk Factors" in BioMarin's 2010 Annual Report on Form 10-K,

and the factors contained in BioMarin's reports on Form 10-Q. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

BioMarin®, Naglazyme®, Kuvan® and Firdapse™ are registered trademarks of BioMarin Pharmaceutical Inc.

Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.

BIOMARIN PHARMACEUTICAL INC.

CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars, except share and per share amounts)

	June 30, 2011	December 31, 2010 (1)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$112,956	$88,079
Short-term investments	145,964	186,033
Accounts receivable, net (allowance for doubtful accounts; $969 and $63, respectively)	106,606	86,576
Inventory	112,299	109,698
Other current assets	36,286	33,874

Total current assets	514,111	504,260
Investment in BioMarin/Genzyme LLC	1,121	1,082
Long-term investments	153,206	128,171
Property, plant and equipment, net	216,496	221,866
Intangible assets, net	101,736	103,648
Goodwill	53,055	53,364
Long-term deferred tax assets	228,400	236,017
Other assets	12,267	14,215

Total assets	$1,280,392	$1,262,623

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$82,035	$83,844

Total current liabilities	82,035	83,844
Convertible debt	377,520	377,521
Other long-term liabilities	88,532	84,001

Total liabilities	548,087	545,366

Stockholders’ equity:
Common stock, $0.001 par value: 250,000,000 shares authorized at June 30, 2011 and December 31, 2010 : 111,564,800 and 110,634,465 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	112	111
Additional paid-in capital	1,122,732	1,090,188
Company common stock held by Nonqualified Deferred Compensation Plan	(3,903)	(1,965)
Accumulated other comprehensive income (loss)	(5,923)	188
Accumulated deficit	(380,713)	(371,265)

Total stockholders’ equity	732,305	717,257

Total liabilities and stockholders’ equity	$1,280,392	$1,262,623

(1)	December 31, 2010 balances were derived from the audited consolidated financial statements.

BIOMARIN PHARMACEUTICAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Six Months Ended June 30, 2011 and 2010

(In thousands, except for per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
REVENUES:
Net product revenues	$109,616	$90,592	$218,692	$174,665
Collaborative agreement revenues	153	176	278	377
Royalty and license revenues	862	1,182	1,117	1,861

Total revenues	110,631	91,950	220,087	176,903
OPERATING EXPENSES:
Cost of sales (excludes amortization of developed product technology)	19,263	14,401	40,059	31,813
Research and development	52,909	35,649	97,889	65,746
Selling, general and administrative	41,015	37,277	82,089	71,277
Intangible asset amortization and contingent consideration	(3,324)	1,580	(3,012)	2,234

Total operating expenses	109,863	88,907	217,025	171,070

INCOME FROM OPERATIONS	768	3,043	3,062	5,833
Equity in the loss of BioMarin/Genzyme LLC	(667)	(864)	(1,209)	(1,555)
Interest income	798	1,035	1,580	2,225
Interest expense	(2,072)	(2,635)	(4,213)	(5,064)
Net gain from sale of investments	—	—	—	927

INCOME (LOSS) BEFORE INCOME TAXES	(1,173)	579	(780)	2,366
Provision for income taxes	3,904	1,056	8,668	1,692

NET INCOME (LOSS)	$(5,077)	$(477)	$(9,448)	$674

NET INCOME (LOSS) PER SHARE, BASIC	$(0.05)	$(0.00)	$(0.09)	$0.01

NET INCOME (LOSS) PER SHARE, DILUTED	$(0.05)	$(0.01)	$(0.09)	$0.01

Weighted average common shares outstanding, basic	111,114	101,712	110,884	101,431
Weighted average common shares outstanding, diluted	111,114	101,834	110,884	104,347

STOCK-BASED COMPENSATION EXPENSE

	Three Months Ended June 30,		Six Months Ended June 30,
	2011 (unaudited)	2010 (unaudited)	2011 (unaudited)	2010 (unaudited)
Cost of sales	$1,127	$781	$2,529	$1,809
Research and development	4,024	3,442	7,698	6,623
Selling, general and administrative	5,456	4,943	10,760	9,279

	$10,607	$9,166	$20,987	$17,711

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